EXHIBIT 99.1

Hooker Furniture Reports Higher Sales, Income and Increased Dividend

MARTINSVILLE, Va., Dec. 07, 2017 (GLOBE NEWSWIRE) -- Hooker Furniture (NASDAQ:HOFT) today reported consolidated net sales of $157.9 million and net income of $7.2 million, or $0.61 per diluted share, for its fiscal 2018 third quarter ended October 29, 2017.

Consolidated net sales increased $12.6 million, or 8.7%, from the comparable prior year quarter. Net income increased $743,000, or 11.5%. Earnings per diluted share increased 8.9% from $0.56 in the comparable prior year quarter.

For the fiscal 2018 first nine months, consolidated net sales were $445.1 million, with net income of $19.7 million, or $1.69 per diluted share. Net sales increased $41.8 million, or 10.4%, compared to last year’s first nine months, and net income increased 37.9%. Earnings per diluted share increased 37.4% from $1.23 in the prior year first nine months.

“As expected, based on second-quarter order trends and backlogs entering the third quarter, we are pleased to report a sales increase of nearly 9%, with sales growth across all but one reportable segment,” said Paul B. Toms Jr., chairman and chief executive officer.

The consolidated sales gain was driven by higher shipments at the Home Meridian segment, which reported a 7% sales increase for the quarter, and in the Upholstery Segment, which had an approximate $7 million or 36% sales increase, including $3 million of revenues from new operating division Shenandoah Furniture for the month of October.

Hooker closed its acquisition of Valdese, N.C.-based upscale, domestically-produced upholstery maker Shenandoah Furniture on September 29, 2017. “We were excited to complete the acquisition this quarter, and expect Shenandoah to be a solid contributor in both sales and earnings,” said Toms. “While we benefited from their sales in the month of October, Shenandoah’s earnings contribution was tempered by  amortization on certain  Shenandoah acquisition-related intangibles recorded in the quarter.”

On the strength of higher revenues, consolidated operating income improved by $1.3 million, or 12.7% in the quarter. The improvement came despite approximately $700,000 in acquisition-related costs in the current year quarter. However, “There was a slight deterioration in operating income margin in our domestically-produced upholstery businesses due to inflation in some raw materials. Steps are underway to attempt to mitigate the impact of these factors,” Toms said.

Segment Reporting: Hooker Casegoods

While Hooker Casegoods shipments are flat for the year, with an approximate 1% decrease for the quarter and a 1% increase for the year to date, incoming orders are positive and the backlog is up 25%. With the increased backlog and orders up nearly 6% year-to-date, “we expect to see increased shipments in this segment in the fourth quarter,” Toms said. Hooker Casegoods operating income decreased 21.6% to $4.0 million or 11% of net sales from $5.1 million or 13.8% of net sales in the prior year quarter. The decrease was primarily due to the inclusion of approximately $700,000 of acquisition-related expenses in the quarter.

While characterizing the recent furniture market as solid for Hooker Casegoods, Toms added he believes the shipping impact of fall market introductions will not be realized until early in the next fiscal year, which begins on January 29, 2018.

Segment Reporting: Home Meridian

“Net sales for the quarter were up 7% compared to the prior year, and 13% year to date, as our core strategies continue to gain traction,” said George Revington, chief operating officer of Hooker Furniture. “Operating income also grew nicely over the prior year, up 31.5% and 79% for the quarter and year to date, respectively; attributed to higher sales and strategies we’ve implemented. Operating income was also favorably influenced by a reduction in intangible amortization. Our business with emerging channels continues to have robust sales growth, with e-commerce taking the lead by growing 45% year to date.”

“While our business has been solid, orders in the third quarter were down significantly due to an industry-wide retail slowdown in September and the timing of stock orders from large Home Meridian customers, causing our backlog to be down 15% at the end of the quarter as compared to the prior year. November orders were down in the low single digits. Consequently, our comp to last year’s record fourth quarter sales will be challenging,” Revington said.

Segment Reporting: Upholstery

Double-digit gains in both sales and operating income highlighted the robust performance of the Upholstery Segment. For the quarter, sales were up 36% on the strength of double-digit sales gains at Hooker Upholstery and high single-digit gains at Bradington-Young and Sam Moore. The addition of $3 million in revenues from Shenandoah for the month of October further boosted performance.

Operating income for the quarter was up nearly 90% in the Upholstery Segment. The increased profitability was driven by improvements at Hooker Upholstery, which has resolved the vendor quality issue that negatively impacted shipments during the prior year quarter, and by the addition of Shenandoah’s results in October.

Orders in the segment are up in the low single digits, and backlogs are down slightly due to quicker delivery times and a better in-stock position for the Hooker Upholstery imported line.

Segment Reporting: “All Other”

Although it represents a small portion of overall results, sales and profitability were up modestly at H Contract during the quarter. Unit volume decreased and average selling prices increased in the All Other Segment due to the lack of Homeware net sales during the quarter as that business completed its wind-down during the fiscal 2018 second quarter.

Cash, Debt and Inventory

“Even after paying $20 million out of cash for the Shenandoah acquisition, we believe our cash position is strong. That strong cash position, along with anticipated steady future earnings, allowed us to increase our quarterly dividend by 2 cents per share, or over 16%,” Toms said.

He added that he believes Hooker is properly inventoried for current and anticipated retail business.

The Company finished the fiscal 2018 third quarter with $32.4 million in cash and cash equivalents and $55.2 million in acquisition-related debt. Additionally, $28.5 million was available on its $30.0 million revolving credit facility, net of $1.5 million reserved for standby letters of credit. Consolidated inventories stood at $83.6 million.

Outlook

“The third quarter had mixed results, in that retail weakened significantly across all segments in September, partially due to the hurricanes that hit Florida and Texas,” Toms said. “In October, retail bounced back, along with incoming order trends and shipments across all segments. The October High Point Furniture Market was solid for most of our reportable segments. However, due to a later than normal Chinese New Year, more of the heavy shipping activity that normally precedes the holiday will fall in the first quarter of next year.

"The order and shipment trends for Hooker Casegoods and the Upholstery Segment should have favorable impact on sales for the fourth quarter, but the reduced backlog and orders at Home Meridian compared to the same period a year ago could negatively impact sales comparisons for the Home Meridian Segment in the fiscal fourth quarter.

"We believe the overall macro-economic environment is strong, especially housing and consumer confidence. Pending home sales recently rebounded after three straight months of declines, which we believe may be indicative of improving existing home sales. Recent data revealed new home purchases to be at their fastest pace in a decade, with a 6.2% monthly increase, marking a third consecutive monthly gain. Additionally, November consumer confidence increased for the fifth consecutive month and remains at a seventeen-year high.  Along with recent record-breaking stock market performance and the macro-economic environment, we believe the strategies we have in place are working, and we expect Shenandoah to be a solid contributor going forward.”

Dividends

On December 7, 2017, the Company’s board of directors declared a quarterly cash dividend of $0.14 per share, an increase of 16.7% or $0.02 per share, payable on December 29, 2017 to shareholders of record at December 18, 2017.

Conference Call Details

Hooker Furniture will present its fiscal 2018 third quarter results via teleconference and live internet web cast on Thursday afternoon, December 7, 2017, at 2:00 PM Eastern Time.  The dial-in number for domestic callers is 877-665-2466, and 678-894-3031 is the number for international callers.  The conference ID number is 4499986. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Hooker Furniture Corporation, in its 93rd year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture. It is ranked among the nation’s largest publicly traded furniture sources, based on 2016 shipments to U.S. retailers, according to a 2017 survey by a leading trade publication. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand.  Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers.  The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furniture divisions or brands. Home Meridian’s brands include Pulaski Furniture, specializing in casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, specializing in value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, Right 2 Home, a supplier to internet furniture retailers, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. Hooker Furniture Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. The company operates eight distribution centers in North Carolina, Virginia, California and Vietnam. Please visit our websites hookerfurniture.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com and slh-co.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could”  or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) the risks specifically related to the concentrations of a material part of our of sales and accounts receivable in only a few customers; (3) achieving and managing growth and change, including the recent Shenandoah acquisition, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (4) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; (5) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government, including the implementation of a possible border-adjustment tax; (6) our ability to successfully implement our business plan to increase sales and improve financial performance; (7) changes in actuarial assumptions, the interest rate environment, the return on plan assets and future funding obligations related to the Home Meridian segment’s legacy Pension Plan, which can affect future funding obligations, costs and plan liabilities; (8) the possible impairment of our long-lived assets, which can result in reduced earnings and net worth; (9) the cost and difficulty of marketing and selling our products in foreign markets; (10) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from Vietnam and China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (11) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet; (12) disruptions affecting our Virginia, North Carolina or California warehouses, our Virginia or North Carolina administrative facilities or our representative offices in Vietnam and China; (13) when or whether our new business initiatives, meet growth and profitability targets; (14) price competition in the furniture industry; (15) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (16) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (17) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (18) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (19) capital requirements and costs, including the servicing of our floating-rate term loans; (20) competition from non-traditional outlets, such as catalog and internet retailers and home improvement centers; (21) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, declines in consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit; and (22) higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products; (23) higher than expected employee medical and workers’ compensation costs that may increase the cost of our self-insured healthcare and workers compensation plans; and (24) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2017 and the Company’s Quarterly Report on Form 10-Q for the quarter ended July 30, 2017. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

For more information, contact:
Paul B. Toms Jr.
Chairman and Chief Executive Officer
Phone: (276) 632-2133, or
Paul A. Huckfeldt, Senior Vice President, Finance & Accounting & Chief Financial Officer
Phone: (276) 666-3949

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29,	October 30,	October 29,	October 30,
	2017	2016	2017	2016

Net sales	$157,934	$145,298	$445,114	$403,292

Cost of sales	123,656	114,372	349,576	317,289

Gross profit	34,278	30,926	95,538	86,003

Selling and administrative expenses	22,449	20,653	64,139	61,038
Intangible asset amortization	624	334	1,291	2,801

Operating income	11,205	9,939	30,108	22,164

Other income, net	330	218	1,052	636
Interest expense, net	327	245	860	755

Income before income taxes	11,208	9,912	30,300	22,045

Income tax expense	4,006	3,453	10,574	7,737

Net income	$7,202	$6,459	$19,726	$14,308

Earnings per share
Basic	$0.62	$0.56	$1.70	$1.24
Diluted	$0.61	$0.56	$1.69	$1.23

Weighted average shares outstanding:
Basic	11,679	11,537	11,596	11,528
Diluted	11,700	11,559	11,626	11,556

Cash dividends declared per share	$0.12	$0.10	$0.36	$0.30

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29,	October 30,	October 29,	October 30,
	2017	2016	2017	2016

Net Income	$7,202	$6,459	$19,726	$14,308
Other comprehensive income (loss):
Amortization of actuarial loss (gain)	15	(18)	46	(53)
Income tax effect on amortization	(6)	7	(17)	19
Adjustments to net periodic benefit cost	9	(11)	29	(34)

Total comprehensive Income	$7,211	$6,448	$19,755	$14,274

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	October 29,	January 29,
	2017	2017
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$32,357	$39,792
Trade accounts receivable, net	79,850	92,578
Inventories	83,550	75,303
Income Tax Recoverable	954	-
Prepaid expenses and other current assets	5,220	4,244
Total current assets	201,931	211,917
Property, plant and equipment, net	30,846	25,803
Cash surrender value of life insurance policies	23,322	22,366
Deferred taxes	5,512	7,264
Intangible assets, net	37,825	25,923
Goodwill	40,832	23,187
Other assets	2,249	2,236
Total non-current assets	140,586	106,779
Total assets	$342,517	$318,696

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of term loan	$7,526	$5,817
Trade accounts payable	33,748	36,552
Accrued salaries, wages and benefits	8,373	8,394
Income tax accrual	-	4,323
Customer deposits	4,290	5,605
Other accrued expenses	3,338	3,369
Total current liabilities	57,275	64,060
Long term debt	47,660	41,772
Deferred compensation	11,043	10,849
Pension plan	3,017	3,499
Other long-term liabilities	852	589
Total long-term liabilities	62,572	56,709
Total liabilities	119,847	120,769

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized,
11,762 and 11,563 shares issued and outstanding on each date	48,910	39,753
Retained earnings	173,245	157,688
Accumulated other comprehensive income	515	486
Total shareholders’ equity	222,670	197,927
Total liabilities and shareholders’ equity	$342,517	$318,696

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited
	Thirty-Nine Weeks Ended
	October 29,	October 30,
	2017	2016
Operating Activities:
Net income	$19,726	$14,308
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	4,399	6,340
Gain on disposal of assets	(37)	(60)
Deferred income tax expense (benefit)	1,735	(1,767)
Noncash restricted stock and performance awards	1,175	927
Provision for doubtful accounts	125	(168)
Gain on life insurance policies	(453)	(665)
Changes in assets and liabilities:
Trade accounts receivable	16,179	(105)
Income tax recoverable	(954)	-
Inventories	(5,867)	6,597
Prepaid expenses and other current assets	(836)	(306)
Trade accounts payable	(3,529)	(319)
Accrued salaries, wages, and benefits	(539)	(332)
Accrued income taxes	(4,323)	1,142
Customer deposits	(1,314)	4,485
Other accrued expenses	(254)	2,409
Deferred compensation	(435)	(1,265)
Other long-term liabilities	267	44
Net cash provided by operating activities	$25,065	$31,265

Investing Activities:
Acquisition	$(32,650)	$(86,062)
Purchases of property and equipment	(2,708)	(1,905)
Proceeds received on notes from sale of assets	98	116
Proceeds received on life insurance policies	-	908
Premiums paid on life insurance policies	(639)	(682)
Net cash used in investing activities	(35,899)	(87,625)

Financing Activities:
Proceeds from long-term debt	$12,000	$60,000
Payments for long-term debt	(4,393)	(10,825)
Debt issuance cost	(39)	(165)
Cash dividends paid	(4,169)	(3,466)
Net cash provided by financing activities	3,399	45,544

Net decrease in cash and cash equivalents	(7,435)	(10,816)
Cash and cash equivalents - beginning of year	39,792	53,922
Cash and cash equivalents - end of quarter	$32,357	$43,106

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$14,103	$8,360
Cash paid for interest, net	754	547
Non-cash transactions:
Acquisition cost paid in common stock	$8,396	$20,267
Increase in property and equipment through accrued purchases	10	22

Table V
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
NET SALES AND OPERATING INCOME BY SEGMENT
(In thousands)
Unaudited

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	October 29,		October 30,		October 29,		October 30,
	2017		2016		2017		2016
		% Net		% Net		% Net		% Net
Net Sales		Sales		Sales		Sales		Sales
Hooker Casegoods	$36,373	23.0%	$36,861	25.4%	$104,067	23.4%	$103,372	25.6%
Upholstery	26,701	16.9%	19,664	13.5%	71,247	16.0%	61,404	15.2%
Home Meridian	92,068	58.3%	86,053	59.2%	262,173	58.9%	231,391	57.4%
All other	2,792	1.8%	2,720	1.9%	7,627	1.7%	7,125	1.8%
Intercompany eliminations	-		-				-
Consolidated	$157,934	100%	$145,298	100%	$445,114	100%	$403,292	100%

Operating Income
Hooker Casegoods	$3,990	11.0%	$5,092	13.8%	$11,918	11.5%	$11,514	11.1%
Upholstery	2,199	8.2%	1,178	6.0%	6,807	9.6%	4,256	6.9%
Home Meridian	4,607	5.0%	3,503	4.1%	10,658	4.1%	5,956	2.6%
All other	409	14.6%	165	6.1%	721	9.5%	430	6.0%
Intercompany eliminations	-		1		4		8
Consolidated	$11,205	7.1%	$9,939	6.8%	$30,108	6.8%	$22,164	5.5%